CONTACT:	Investors Media EVC Group EVC Group Douglas Sherk, 415-896-6820Steve DiMattia, 646-277-8706 Jennifer Beugelmans, 415-896-6820

FOR IMMEDIATE RELEASE

STAAR SURGICAL REPORTS IMPROVED SECOND QUARTER 2005 FINANCIAL RESULTS
Total Product Sales Up 16%; International Sales Up 31%
International VISIAN® ICL™ Sales Increase 67%
Preloaded Silicone IOL Sales Now Represent 11% of Total IOL Sales

MONROVIA, CA, July 28, 2005—STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its second quarter ended July 1, 2005.

Total product sales for the second quarter were $13,910,000, up 16% compared with $12,024,000 for the same quarter last year and up 2% compared with $13,678,000 for the first quarter of 2005. Excluding the impact of changes in currency, second quarter 2005 total product sales were $13,616,000, an increase of 13% compared with the second quarter of 2004.

During the second quarter, international VISIAN ICL (ICL) sales increased 67% compared with the second quarter of 2004 and 21% compared with the first quarter of 2005 and represented 12% of total sales for the quarter. In addition, international sales of the Company’s preloaded silicone IOL increased 121% and now represent 11% of total IOL sales compared to 5% in the second quarter of 2004 and 9% in the first quarter of 2005.

Total product sales for the six-month period ended July 1, 2005 were $27,588,000, up 8% over the $25,593,000 reported during the comparable period of 2004. Excluding the impact of changes in currency, revenue for the six-month period ended July 1, 2005 was $26,981,000, an increase of 5% compared with the same period of 2004. For the six-month period ended July 1, 2005, VISIAN sales grew 48% over the comparable period of 2004. Excluding the impact of changes in currency, VISIAN sales increased 47%.

Net loss for the second quarter of 2005 was $2,110,000, or $0.09 per share, compared with a net loss of $3,380,000, or $0.18 per share, for the same period last year, and a net loss of $2,338,000, or $0.11 per share, for the first quarter of 2005. Net loss for the six-month period ended July 1, 2005 was $4,448,000, or $0.20 per share, compared with a net loss of $4,680,000, or $0.25 per share for the same period last year.

“During the second quarter we successfully grew our sales year-over-year and sequentially,” said David Bailey, President and CEO of STAAR Surgical. “International sales of the ICL were, once again, very strong this quarter compared with the same quarter last year and contributed to our 31% growth in the international markets. During the second quarter we announced three new marketing approvals, including approvals for our VISIAN Toric ICL (TICL™) in South Korea and Canada and the approval of both the TICL and ICL in Singapore. These approvals should drive further growth in sales and market share internationally, particularly for the TICL, which accounted for 24% of total VISIAN sales during the second quarter. The ICL and TICL are now sold in forty-one countries.

“Within the large refractive surgery centers, we are beginning to see evidence that surgeons are focusing heavily on the quality of visual outcomes with the Toric ICL and the short surgery times associated with the ICL procedure,” continued Mr. Bailey. “Both the ICL and the TICL have characteristics that make them easier to implant and lead to visual outcomes that are superior to competitive products. In addition our improved delivery lead-time promise with the TICL has also contributed to the increased market share of this particular product.

“Although U.S. sales were down 4% compared with the second quarter of last year, they were up 2% sequentially, reflecting our determination to maintain market share in the traditional silicone segment and sales growth in our IOL support products such as STAARVISC and Cruise Control,” continued Mr. Bailey. “As previously announced, we have begun shipping our new three-piece Collamer IOL and our ONYX injector system and believe that these new products will begin to have a meaningful and positive impact on U.S. sales beginning in the fourth quarter of this year.”

STAAR exited the second quarter with approximately $16,582,000 in cash, cash equivalents and short-term investments compared with $9,312,000 at December 31, 2004. During the second quarter of 2005, the Company sold 4.1 million shares of its common stock in a private placement transaction resulting in $14.35 million in gross proceeds. The Company plans to use the net proceeds for general working capital purposes. The Company used approximately $1,376,000 for operating activities during the second quarter, which is below the Company’s cash usage of $1,735,000 during the second quarter of 2004 and $2,573,000 during the first quarter of 2005. Approximately $323,000 was invested in the purchase of property and equipment during the quarter. The level of cash used for operating activities during the quarter was at the lowest level since the first quarter of 2004. Currently, the Company believes cash used in operating activities for the full year 2005 will be comparable to or lower than the $8.8 million used in 2004.

STAAR’s bank debt at the end of the second quarter of 2005 was approximately $1,716,000. Total current liabilities, including the bank debt, were $10,547,000.

Gross profit margin was 47.5% for the second quarter of 2005 compared with 51.1% for the same quarter last year and 47.2% reported for the first quarter of 2005. The decline in gross profit from the second quarter of 2004 was primarily due to higher unit costs as a result of manufacturing process changes and reduced production volumes during the second half of 2004, and lower average selling prices.

Selling, general, and administrative expenses for the second quarter of 2005 decreased $885,000, or 9%, compared with the second quarter of 2004 and increased slightly to $55,000, or 1%, compared with the first quarter of 2005. The decrease compared with the second quarter of 2004 is the result of lower marketing and selling and research and development expenses stemming from cost reduction measures taken during the first quarter of 2005. This decrease was partially offset by an increase in general and administrative expenses due to increased professional fees and insurance costs. General and administrative costs increased 6% compared with the second quarter of 2004 but decreased slightly compared with the first quarter of 2005.

Marketing and selling expenses decreased 8% compared with the second quarter of 2004 and were 2% lower than expenses incurred in the first quarter of 2005. The Company also decreased its research and development expenses by 29% compared with the second quarter of 2004. Research and development expenses increased by 14% over the first quarter of 2005, but reflect the general level of expenditure as a percentage of sales anticipated for future periods.

“While the timing of any approval for our VISIAN ICL by the Food and Drug Administration (FDA) remains uncertain, at every level of our organization, we are focused on complying with all of the rules as well as the spirit, of the regulations instituted by the FDA and other countries’ governing bodies,” continued Mr. Bailey. “We have recently completed an extremely rigorous review of all of our internal processes to identify actions required to achieve our goal and are aggressively implementing a program we believe will help us realize a world-class compliance system. In our communication with the FDA dated July 15, 2005, we updated the Agency on our plan, the progress we have made in specifically addressing all of its issues, and the significant resources we have devoted to achieving our goal of complete regulatory compliance. Despite the uncertainty surrounding the outcome with the FDA, we remain encouraged that our interactive dialogue with the Office of Device Evaluation concerning approval status for the ICL is progressing. Global interest in the ICL and TICL continues to grow and we remain excited about the revenue opportunities for STAAR as well as the positive treatment opportunities for doctors and their patients.”

Conference Call
The Company will host a conference call and webcast today, July 28, 2005 at 5:00 p.m. Eastern Time to discuss the Company’s second quarter 2005 results and recent corporate developments. The dial-in number for the conference call is 800-257-7063 for domestic participants and 303-262-2194 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through 11:59 p.m. Pacific Time on Thursday, August 5, 2005 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11034970#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the revolutionary VISIAN ICL™ as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL has received CE Marking, is approved for sale in 41 countries and has been implanted in more than 40,000 eyes worldwide. It is currently under review, but not yet approved, by the FDA for use in the United States.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the outcome of our proceedings with the FDA Office of Compliance, which could result in restrictions on our ability to continue our business as well as harm to our reputation and stock price, our ability to implement our cost savings strategies and realize our expected savings, our limited capital resources, the success of our efforts in realigning our management team, our ability to reverse the decline in domestic sales of IOLs, market acceptance of our redesigned three-piece Collamer IOL and insertion system, our ability to maintain or enhance our existing product sales and gross profit margin and reduce compliance expenditures, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, our ability to compete with much larger ophthalmic companies, general domestic and international economic conditions, access to financing and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000's except for per share data)
	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2005	2004	2005	2004
Sales	$13,910	$12,024	$27,588	$25,593
Cost of goods sold	7,300	5,874	14,528	12,126

Gross profit	6,610	6,150	13,060	13,467

General and administrative	2,333	2,194	4,683	4,263
Marketing and selling	4,741	5,168	9,593	10,104
Research and development	1,466	2,063	2,749	3,349

Total selling, general and administrative expenses:	8,540	9,425	17,025	17,716

Operating loss	(1,930)	(3,275)	(3,965)	(4,249)

Other income, net	236	23	443	213

Loss before income taxes	(1,694)	(3,252)	(3,522)	(4,036)
Income tax provision	424	129	942	615
Minority interest	(8)	(1)	(16)	29

Net loss	($2,110)	($3,380)	($4,448)	($4,680)

Basic and diluted loss per share	($0.09)	($0.18)	($0.20)	($0.25)

Weighted average shares outstanding	24,575	18,905	22,621	18,655

STAAR Surgical Company
Condensed Consolidated Balance Sheet
(in 000's)
	July 1, 2005	December 31, 2004
		Audited
Cash, cash equivalents, and short-term investments	$16,582	$9,312
Accounts receivable, net	6,486	6,217
Inventories, net	14,012	15,084
Prepaids, deposits, and other current assets	1,919	1,969

Total current assets	38,999	32,582

Investment in joint venture	161	125
Property, plant, and equipment, net	5,673	6,163
Patents and licenses, net	5,160	5,400
Goodwill, net	7,534	7,534
Other assets	135	169

Total assets	$57,662	$51,973

Notes payable	$1,716	$3,004
Accounts payable	3,740	5,313
Other current liabilities	5,091	5,162

Total current liabilities	10,547	13,479

Other-long term liabilities	661	632

Total liabilities	11,208	14,111

Minority interest	6	22

Stockholders’ equity — net	46,448	37,840

Total liabilities and equity	$57,662	$51,973